UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 26, 2014

Massive Interactive, Inc.

 (Exact Name of Registrant as Specified in Its Charter)

Nevada	000-53892	20-8295316
(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

56th Floor, 10 Lower Thames Street London EC3R 6AF, United Kingdom

(Address of Principal Executive Offices)

(214) 432-8002

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 26, 2014, Massive Interactive, Inc. (the “Company”) entered into a binding letter of intent (the “Letter of Intent”) with its Chief Executive Officer, Ronald Downey, to acquire Wunderkind Group Pty Ltd. (“Wunderkind”).  Mr. Downey is the majority shareholder of Wunderkind.

Under the terms of the Letter of Intent, the Company intends to purchase, directly or through a subsidiary, all the outstanding shares of Wunderkind in exchange for a convertible promissory note issued by the Company (the “Transaction”).  The principal amount of the promissory note will be $5.5 million and it will be convertible into 45% of the total shares of common stock issued and outstanding of the Company on a fully diluted post-Transaction basis. The Company shall have until April 26, 2014, to complete its financial, legal and business due diligence of Wunderkind and the Letter of Intent shall not be enforceable upon the discovery of any material non-disclosed information or event during the Company’s due diligence of Wunderkind.  The closing of the Transaction is conditioned upon the approval and consent of the Company’s majority shareholder, Southport Lane Management, LLC, the Company’s board of directors, and Wunderkind’s board of directors, respectively.  The closing is also subject to the Company obtaining a satisfactory fairness opinion with regard to Transaction.

The foregoing description of the Letter of Intent is not purported to be complete and is qualified in its entirety by reference to the complete text of such Letter of Intent attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Letter Agreement among Massive Interactive, Inc. and Ronald Downey, dated March 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 1, 2014

Massive Interactive, Inc.

/s/ Antaine Furlong

Antaine Furlong, Chief Financial Officer